EXHIBIT 21.1

            LIST OF SUBSIDIARIES OF MOBILE REACH INTERNATIONAL, INC.



Name of Subsidiary                  State or Other Jurisdiction of Incorporation
------------------                  --------------------------------------------

Mobile Reach Technologies, Inc.                   North Carolina
Mobile Reach Solutions**                          Delaware
Mobile Reach Technologies GmbH.*                  Germany
Objective Spectrum, Inc.                          North Carolina


     * Mobile Reach Technologies GmbH is a subsidiary of Mobile Reach Technologies, Inc.

     **   Formally Waves Consulting Group, Inc.